Exhibit 99.1

EVERI REPORTS RECORD 2019 FOURTH QUARTER AND FULL YEAR RESULTS
Company Initiates 2020 Full Year Guidance
Board Authorizes $10 Million Share Repurchase Program
Las Vegas, NV - March 2, 2020 -  Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”), a premier provider of gaming products, financial technology and player loyalty solutions to the gaming industry, today reported financial results for the fourth quarter and full year ended December 31, 2019.
Fourth Quarter 2019 Highlights
•Revenue increased 22% to a quarterly record $145.2 million
•Net loss was $4.1 million, or $(0.05) per diluted share, inclusive of a $6.4 million pre-tax charge related to a litigation settlement, compared to net income of $4.2 million, or $0.06 per diluted share, in the prior year
•Adjusted EBITDA, a non-GAAP financial measure, increased 16% to $63.2 million
•Free Cash Flow, a non-GAAP financial measure, increased $6.4 million to $4.5 million
Full Year 2019 Highlights
•Revenue grew 14% to a record $533.2 million
•Net income increased 33% to $16.5 million, or $0.21 per diluted share, inclusive of the litigation settlement charge
•Adjusted EBITDA, a non-GAAP financial measure, increased 10% to a record $253.2 million
•Free Cash Flow, a non-GAAP financial measure, increased 77% to $43.8 million
Michael Rumbolz, President and Chief Executive Officer of Everi, said, “Our strong fourth quarter and full year 2019 operating results reflect the continued successful execution on our strategic initiatives that are driving ongoing momentum across the Company. Our focus on delivering an expanding range of products that deliver great gaming entertainment experiences and casino operator efficiencies resulted in our 14th consecutive quarter of year-over-year growth in revenue and Adjusted EBITDA. Full year 2019 revenue rose 14% to $533.2 million, Adjusted EBITDA increased 10% to a record $253.2 million and Free Cash Flow improved 77% to $43.8 million.

“For 2019, our Games business achieved a record level of unit sales, a record year-end installed base and a 15% improvement in full-year daily win per unit. Our FinTech business again delivered consistent year-over-year growth in cash access services transactions and revenue, equipment sales, and information and compliance product-related revenue. We also established a strong foundation to deliver growth from our entry into the player loyalty products and services market. Additionally, our efforts to build a transformative integrated digital gaming neighborhood, which provides compelling value for both our customers and our customers’ patrons, continues to evolve and progress. We remain on track with further operating momentum in both businesses this year, as we expect consolidated revenues will grow at a high single-digit to low-double digit rate with Adjusted EBITDA forecast to be in a range of $272 million to $282 million.”
Randy Taylor, Executive Vice President and Chief Financial Officer, added, “The improvement in our full-year operating results drove a significant improvement in cash flow, which we allocated primarily to pay down debt. Including the use of funds from our December 2019 follow-on common stock offering, we lowered our pro forma principal value of total debt by $143.2 million, driving our year-end pro-forma Total Net Debt Leverage Ratio to 3.9x. Our capital allocation priorities also included investments in organic growth initiatives that continue to generate attractive returns throughout our business, as well as for two strategic and accretive tuck-in acquisitions that served as our entry into what we believe is an attractive high-growth opportunity in the player loyalty business. Going forward, we continue to prioritize allocation of our growing cash flow toward reducing our Total Net Debt Leverage Ratio to our target of 3.0x to 3.5x and for return-focused investments that profitably grow our business. At the same time, we have the financial flexibility to act under our new share repurchase program as another means of enhancing shareholder value.”
Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2019	2018
	(in millions, except per share amounts)
Revenues	$145.2	$119.5

Operating income (1) (2)	$16.0	$17.2

Net (loss) income (1) (2)	$(4.1)	$4.2

Net (loss) earnings per diluted share (1) (2)	$(0.05)	$0.06

Diluted shares outstanding	75.4	74.0

Adjusted EBITDA (3)	$63.2	$54.6

Free Cash Flow (3)	$4.5	$(1.9)

Principal face value of debt outstanding (4)	$1,124.0	$1,182.7

Total Net Debt (4) (5)	$1,074.0	$1,132.7
(1) Operating income, net loss, and net loss per diluted share for the three months ended December 31, 2019, included a $6.4 million charge for a proposed legal settlement of certain FinTech related litigation, $0.4 million in certain severance costs and professional fees related to the acquisition of loyalty assets and the repricing/early redemption refinancing transactions, $0.1 million for the reversal of purchase accounting liabilities, $0.7 million in value added tax (“VAT”) refund, and a $0.4 million non-cash charge for the write-off of certain intangible assets.

(2) Operating income, net income and net earnings per diluted share for the three months ended December 31, 2018 included approximately $0.4 million of non-recurring operating expenses related to professional service fees. Net income and net earnings per diluted share for the three months ended December 31, 2018, included a tax benefit of $7.4 million, primarily related to the reversal of a portion of the valuation allowance on certain deferred tax assets.
(3) For a reconciliation of net (loss) income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(4) The December 31, 2019, amount does not reflect the $84.5 million paydown of senior unsecured notes that took place on January 6, 2020, following the required 30-day redemption notice.
(5) Total Net Debt is the principle face value of the outstanding senior secured term loan facility, the senior secured revolving credit facility and senior unsecured notes, less cash and cash equivalents or $50 million, whichever is smaller, as provided in the Company’s Credit Facility. For a reconciliation of Total Net Debt to Principal face value of debt outstanding, see the Unaudited Calculation of Total Net Debt Leverage Ratio at the end of this release.
Consolidated Fourth Quarter 2019 Results
Revenues increased 22% to $145.2 million from $119.5 million in the fourth quarter of 2018. Revenues from the Games and FinTech segments increased to $77.1 million and $68.1 million, respectively. Operating income declined to $16.0 million from $17.2 million in the prior year, primarily due to a $13.6 million increase in operating expenses, reflecting a $6.4 million charge related to the settlement of litigation, higher compensation-related costs and legal expense, and $3.9 million of higher research and development expense.
Net loss was $4.1 million, or $(0.05) per diluted share, compared with net income of $4.2 million, or $0.06 per diluted share, in the prior year period.
Adjusted EBITDA rose 16% to $63.2 million, reflecting growth in Games and FinTech segment Adjusted EBITDA to $35.4 million and $27.8 million, respectively.
Fourth Quarter 2019 Games Segment Results
Dean Ehrlich, Executive Vice President and Games Business Leader, said, “The investments we’ve made to enhance our game development studios and our development process have led to the creation of new innovative, differentiated games that are driving consistent growth in our installed base and daily win per unit, as well as in unit sales. We are executing on an exciting road map of new cabinet and game content introductions planned for this year in both for-sale and gaming operations, which we expect will help drive another year of solid growth for our Games business.”

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2019	2018
	(in millions, except unit amounts and prices)
Revenues	$77.1	$67.0

Operating income (loss) (1)	$1.7	$(2.8)

Adjusted EBITDA (2)	$35.4	$29.6

Unit sales:
Units sold	1,348	1,177
Average sales price (“ASP”)	$17,630	$18,875

Gaming operations installed base:
Average units installed during period:
Average units installed	14,487	13,966
Approximate daily win per unit (3)	$34.52	$28.42

Units installed at end of period:
Class II	9,102	9,370
Class III	5,609	4,629
Total installed base	14,711	13,999

Installed base — Oklahoma	6,234	6,599
Installed base — non-Oklahoma	8,477	7,400
Total installed base	14,711	13,999

Premium units	5,160	2,859
(1) Operating income for the three months ended December 31, 2019, included approximately $0.7 million in VAT refund and a $0.4 million non-cash charge for the write-off of certain intangible assets. Operating loss for the three months ended December 31, 2018, included approximately $0.2 million of non-recurring operating expenses related to professional service fees.
(2) For a reconciliation of net (loss) income to Adjusted EBITDA see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(3) Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense for comparative purposes with prior periods.
Games segment revenues increased 15% to $77.1 million compared to $67.0 million in the fourth quarter of 2018. Operating income improved by $4.5 million to $1.7 million from an operating loss of $2.8 million in the fourth quarter of 2018, and Adjusted EBITDA increased 20% to $35.4 million, reflecting the revenue growth and an improvement in operating margin, partially offset by higher operating expenses, primarily for higher compensation costs.
Revenues from gaming operations increased 22% to $50.5 million in the fourth quarter of 2019 compared to $41.5 million in the prior-year period. The increase reflects year-over-year growth in both the installed base and estimated daily win per unit (“DWPU”).

•The installed base at December 31, 2019 increased by 712 units year over year and by 439 units on a quarterly sequential basis to 14,711 units. The premium unit portion of the installed base increased 80%, or by 2,301 units year over year, and by 765 units on a quarterly sequential basis to 5,160 units. Higher-yielding wide-area progressive units, which are a component of premium units, were 924 units at December 31, 2019, a quarterly sequential increase of 58 units.
•The average DWPU in the fourth quarter of 2019 increased 21%, or $6.10, to a record $34.52, compared to $28.42 in the prior-year period. The increase reflects continued strong performance across the installed base, inclusive of the benefit from the significant increase in premium unit placements. This was the ninth consecutive quarter of year-over-year growth in DWPU.
•Interactive revenue was $1.0 million compared to $0.7 million in the prior-year period.
•Revenues from the New York Lottery business were $4.6 million in the fourth quarter of 2019 compared to $4.5 million in the prior-year period. In the fourth quarter, the Company extended its relationship to continue to provide and manage the central monitoring system for another 10 years to 2029.
Revenues generated from the sale of gaming units and other related parts and equipment were a quarterly record $24.8 million compared to $23.5 million in the prior year period.
•Gaming unit sales increased 15% to 1,348 units in the fourth quarter of 2019 compared to 1,177 units in the prior-year period. Sales included 54 units for international markets. The prior-year period included the sale of approximately 120 units to a large multi-property customer.
•Average selling price decreased to $17,630 per unit from $18,875 in the prior-year period. The average selling price in the prior-year quarter was bolstered by a significant number of premium TournEvent unit sales to a major multi-property customer in Canada.
Other gaming revenue, which primarily reflects revenue from the Company’s TournEvent of Champions® slot tournament and the related qualifying events, was $1.7 million in the fourth quarter of 2019 compared with $1.9 million in the prior-year period.
Fourth Quarter 2019 Financial Technology Solutions Segment Results
Darren Simmons, Executive Vice President and FinTech Business Leader, said, “Everi’s position as a FinTech leader in the gaming industry reflects our alignment with our customers’ focus on driving operating efficiencies and improving their patrons’ gaming experience by leveraging the seamless integration made possible by our growing product suite. Our recent entry into the player loyalty and marketing category is an excellent example of how this alignment brings value to both casino operators and the Company as our self-service kiosks offer convenience to casino patrons that helps our customers operate more efficiently while providing us with an exciting new channel to generate consistent growth as we scale this business.”

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2019	2018
	(in millions, unless otherwise noted)
Revenues	$68.1	$52.5

Operating income (1)	$14.3	$20.0

Adjusted EBITDA (2)	$27.8	$25.0

Aggregate dollar amount processed (in billions):
Cash advance	$1.9	$1.8
ATM	$5.5	$4.9
Check warranty	$0.4	$0.3

Number of transactions completed (in millions):
Cash advance	3.0	2.8
ATM	25.4	23.0
Check warranty	1.1	0.9
(1)Operating income for the three months ended December 31, 2019, included a $6.4 million charge for a proposed legal settlement of certain FinTech related litigation, $0.4 million in certain severance costs and professional fees related to the acquisition of loyalty assets and the repricing/early redemption refinancing transactions, and $0.1 million for the reversal of purchase accounting liabilities. Operating income for the three months ended December 31, 2018, includes the impact of approximately $0.2 million related to certain non-recurring professional fees.
(2)For a reconciliation of net income to Adjusted EBITDA see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
FinTech revenues increased 30% to $68.1 million compared to $52.5 million in the fourth quarter of 2018, reflecting 18% organic growth and $6.2 million in revenues from the player loyalty products and services business acquired in March 2019. Operating income declined by $5.7 million to $14.3 million, while Adjusted EBITDA increased 11% to $27.8 million, partially reflecting a decline in operating margin resulting from the revenue mix of increased equipment sales as well as higher operating expenses, including the $6.4 million charge for litigation settlement and higher compensations costs and legal expenses.
•Revenues from cash access services, which include ATM, cash advance and check services, increased 4% to $41.0 million compared to $39.5 million in the fourth quarter of 2018. Core cash access revenue growth was primarily the result of increased transactions and dollars processed. This was the 21st consecutive quarter of growth in both the number of transactions and total dollars processed on a year-over-year same-store basis.
•Equipment sales revenues more than doubled to $12.8 million in the fourth quarter of 2019 as compared to $4.6 million in the fourth quarter of 2018. The increase is primarily due to a 137% year-over-year organic increase in revenue from sales of fully integrated self-service kiosks and other value-add products that improve operator efficiencies and productivity. Player loyalty kiosk sales revenues was $1.9 million in the fourth quarter of 2019.
•Revenues from information services and other, which includes compliance services, Central Credit and player loyalty subscriptions, along with kiosk maintenance and service, increased 70% to $14.3 million compared to $8.4 million in the fourth quarter of 2018. The increase is primarily due to $4.3 million of revenues related to recurring software license support for the player loyalty and marketing business, as well as a 19% year-over-year increase in organic revenue.

Fourth Quarter Free Cash Flow and Other Financing and Investing Activities
•Free Cash Flow in the fourth quarter of 2019 increased by $6.4 million to $4.5 million.
•Capital expenditures totaled $32.6 million, primarily reflecting investments made to support the strong demand for Everi’s premium participation games.
•On December 10, 2019, the Company completed an underwritten public offering of 10 million shares of common stock, along with an option granted to the underwriters for an additional 1.5 million shares which was fully exercised. Total net proceeds were $122.9 million after underwriting discounts but before offering expenses payable by the Company. The Company used the net proceeds to repay $30.5 million of its existing term loan and on January 6, 2020 redeem $84.5 million of its 7.50% senior unsecured notes due 2025.
◦On a pro-forma basis, as if the redemption of its unsecured notes occurred on December 31, 2019, the Company’s Total Net Debt would have declined to $989.5 million and its Total Net Debt Leverage ratio would have decreased to 3.9x.
•On December 24, 2019, the Company acquired select strategic assets related to the growing market for casino-focused player loyalty and marketing technologies from Micro Gaming Technologies, Inc. An initial payment of $15 million was made at the closing of the transaction, with a further $5 million to be paid April 1, 2020, and $5 million on December 24, 2021. The acquisition is expected to be accretive to earnings and operating cash flow in 2020.
Share Repurchase Authorization
The Board of Directors authorized the Company to repurchase up to $10 million value of common stock, subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company’s finance agreements. There is no minimum number of shares that the Company is required to repurchase, and the repurchase program may be suspended or discontinued at any time without prior notice.
2020 Outlook
Everi today provided its initial outlook for certain 2020 financial and operational metrics. The Company expects to continue to generate year over year revenue, net income, Adjusted EBITDA and Free Cash Flow growth in 2020. Adjusted EBITDA is expected to increase to a range of $272 million to $282 million. Factors considered in Everi’s 2020 outlook include:
•Broad-based revenue growth across the Company’s operations, including increases in DWPU and the installed base, unit sales, cash access service revenue, sales of fully integrated kiosks and other Fintech equipment, information services and other revenue, and growth in the player loyalty business;
•No change to Class III gaming operations in the State of Oklahoma, as a result of the ongoing dispute between the State and the tribal casinos that offer Class III gaming;
•Capital expenditures and placement fees for 2020 to be in a range of $114 million to $120 million, including anticipated capital expenditures for the player loyalty business;
•In conjunction with the early redemption of $84.5 million in principal value of its 7.50% senior unsecured notes on January 6, 2020, the Company expects to incur a loss on extinguishment of debt of approximately $10.8 million; and
•The Company’s 2020 full year Adjusted EBITDA outlook does not contemplate any potential impact related to the COVID-19 virus.

A summary of the financial targets is included as a supplemental table at the end of this release.
For a reconciliation of projected income before income tax to projected Adjusted EBITDA, see the Reconciliation of Projected Income Before Income Tax to Projected EBITDA and Projected Adjusted EBITDA and Free Cash Flow provided at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2019 fourth quarter and full year results at 5:00 p.m. ET today. The conference call may be accessed live by phone by dialing +1 (646) 828-8143. A replay of the call will be available beginning at 8:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 2972384. A replay will be available until March 9, 2020. The call will also be webcast live and archived on the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, and Total Net Debt and Total Net Debt Leverage Ratio, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP. Total Net Debt and Total Net Debt Leverage Ratio should be read in conjunction with principal face value of debt outstanding and cash and cash equivalents.
We define Adjusted EBITDA as earnings before interest, loss on extinguishment of debt, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, charge related to a proposed legal settlement, certain purchase accounting adjustments and asset acquisition expenses, professional fees and costs associated with the repricing and early redemption refinancing transactions, other non-recurring severance costs and professional service fees, value added tax (“VAT”) refund and a non-cash charge for the write-off of certain intangible assets. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position to illustrate the impact on cash and cash equivalents of the timing of our receipt of payments for settlement receivables and the timing of our payments to customers for settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and related requirements, both on a short-term and long-term basis.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
We define Total Net Debt as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents or $50 million, whichever is smaller. Total Net Debt Leverage Ratio, as used herein, represents Total Net Debt divided by Adjusted EBITDA for the trailing twelve-month period. We present Total Net Debt and Total Net Debt Leverage Ratio as management monitors these items in evaluating our overall liquidity, financial flexibility and leverage, as well as our financial position relative to our credit agreements. Management believes that investors find these useful in evaluating the Company’s overall liquidity.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future events or performance. Actual results may differ materially from those contemplated in these statements, due to risks and uncertainties. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to execute on key initiatives and deliver ongoing improvements; accelerate Free Cash Flow generation and improve the Company’s capital structure; integrate acquisitions and achieve future growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; and create incremental value for its shareholders; and (b) its guidance related to 2020 financial and operational metrics, including income before income tax; Adjusted EBITDA; Free Cash Flow; revenues; unit sales of Gaming units and FinTech equipment; gaming operations placements and size of the installed base and DWPU; the contribution from acquisitions, and any related profit improvements; anticipated levels of capital expenditures and placement fees; depreciation and amortization expense; interest expense; cash tax payments, net of refunds; cash interest payments; non-cash stock compensation expense; and accretion of contract rights.
The forward-looking statements in this press release are subject to a variety of risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019, and are based on information available to us on the date hereof.
These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date, today March 2, 2020, on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the Form 10-K to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi is a premier supplier of imaginative entertainment and trusted gaming technology solutions for the casino, interactive and gaming industry. With a focus on both customers and players, Everi develops, sells and/or leases entertaining games and gaming machines, gaming systems and services, and is the preeminent and most comprehensive provider of core financial products and services, innovative self-service player loyalty tools and applications, and intelligence and regulatory compliance solutions. Everi’s mission is to provide casino operators with games that facilitate memorable player experiences, offer seamless and secure financial transactions for casinos and their patrons, and deliver software applications and self-service tools to improve casino operations efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make its customers even more successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Contact Investor Relations:
Everi Holdings Inc.
William Pfund
VP, Investor Relations
702-676-9513 or william.pfund@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(In thousands, except (loss) earnings per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues
Games revenues
Gaming operations	$50,497	$41,528	$188,874	$168,146
Gaming equipment and systems	24,836	23,539	90,919	87,038
Gaming other	1,707	1,907	3,326	3,794
Games total revenues	77,040	66,974	283,119	258,978
FinTech revenues
Cash access services	41,061	39,442	164,741	156,806
Equipment	12,814	4,639	37,865	20,977
Information services and other	14,262	8,447	47,502	32,754
FinTech total revenues	68,137	52,528	250,108	210,537
Total revenues	145,177	119,502	533,227	469,515
Costs and expenses
Games cost of revenues
Gaming operations	5,251	4,603	18,043	17,603
Gaming equipment and systems	13,739	12,428	50,826	47,121
Gaming other	1,561	1,667	3,025	3,285
Games total cost of revenues	20,551	18,698	71,894	68,009
FinTech cost of revenues
Cash access services	4,459	2,807	14,236	9,717
Equipment	7,408	2,815	22,292	12,601
Information services and other	1,012	964	3,964	4,110
FinTech total cost of revenues	12,879	6,586	40,492	26,428
Operating expenses	50,738	37,122	162,184	142,298
Research and development	10,106	6,184	32,505	20,497
Depreciation	17,136	17,395	63,198	61,225
Amortization	17,794	16,302	68,937	65,245
Total costs and expenses	129,204	102,287	439,210	383,702
Operating income	$15,973	$17,215	$94,017	$85,813
Other expenses
Interest expense, net of interest income	17,714	20,412	77,844	83,001
Loss on extinguishment of debt	179	—	179	166
Total other expenses	17,893	20,412	78,023	83,167
(Loss) income before income tax	(1,920)	(3,197)	15,994	2,646
Income tax provision (benefit)	2,224	(7,400)	(523)	(9,710)
Net (loss) income	(4,144)	4,203	16,517	12,356
Foreign currency translation	1,368	(1,001)	1,179	(1,745)
Comprehensive (loss) income	$(2,776)	$3,202	$17,696	$10,611

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
(Loss) earnings per share
Basic	$(0.05)	$0.06	$0.23	$0.18
Diluted	$(0.05)	$0.06	$0.21	$0.17
Weighted average common shares outstanding
Basic	75,387	70,196	72,376	69,464
Diluted	75,387	74,024	79,235	73,796

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$16,517	$12,356
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	63,198	61,225
Amortization	68,937	65,245
Non-cash lease expense	4,276	—
Amortization of financing costs and discounts	4,285	4,877
Loss on sale or disposal of assets	1,678	869
Accretion of contract rights	8,710	8,421
Provision for bad debts	14,647	11,459
Deferred income taxes	(1,593)	(10,343)
Write-down of assets	1,268	2,575
Reserve for obsolescence	1,463	1,919
Loss on extinguishment of debt	179	166
Stock-based compensation	9,857	7,251
Changes in operating assets and liabilities:
Settlement receivables	12,961	143,705
Trade and other receivables	(41,754)	(29,320)
Inventory	(3,067)	(3,848)
Prepaid and other assets	(18,724)	1,672
Settlement liabilities	(100,783)	17,159
Accounts payable and accrued expenses	42,835	(1,102)
Net cash provided by operating activities	84,890	294,286
Cash flows from investing activities
Capital expenditures	(114,291)	(103,031)
Acquisitions, net of cash acquired	(35,000)	—
Proceeds from sale of property and equipment	56	237
Placement fee agreements	(17,102)	(20,556)
Net cash used in investing activities	(166,337)	(123,350)
Cash flows from financing activities
Repayments of credit facility	(58,700)	(8,200)
Shelf registration	122,376	—
Debt issuance costs and discounts	(707)	(1,276)
Proceeds from exercise of stock options	15,704	9,610
Purchase of treasury stock	(1,060)	(123)
Net cash provided by financing activities	77,613	11
Effect of exchange rates on cash	1,263	(1,370)
Cash, cash equivalents and restricted cash
Net (decrease) increase for the period	(2,571)	169,577
Balance, beginning of the period	299,181	129,604
Balance, end of the period	$296,610	$299,181

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At December 31,	At December 31,
	2019	2018
Cash available
Cash and cash equivalents (1)	$289,870	$297,532
Settlement receivables	70,282	82,359
Settlement liabilities	(234,087)	(334,198)
Net cash position	126,065	45,693

Undrawn revolving credit facility	35,000	35,000
Net cash available	$161,065	$80,693
(1) Cash and cash equivalents include approximately $91.2 million that was used to pay down $84.5 of our senior unsecured notes and accrued and unpaid interest thereon, along with the related early redemption premium and fees on January 6, 2020.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW AND ADJUSTED EBITDA MARGIN
(In thousands)

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(4,144)			$4,203
Income tax provision (benefit)			2,224			(7,400)
Loss on extinguishment of debt			179			—
Interest expense, net of interest income			17,714			20,412
Operating income (loss)	$1,647	$14,326	$15,973	$(2,843)	$20,058	$17,215

Plus: depreciation and amortization	30,447	4,483	34,930	29,878	3,819	33,697
EBITDA	$32,094	$18,809	$50,903	$27,035	$23,877	$50,912

Non-cash stock compensation expense	1,411	2,305	3,716	242	891	1,133
Accretion of contract rights	2,170	—	2,170	2,122	—	2,122
Write-off of inventory, property and equipment and intangible assets	425	—	425	—	—	—
Adjustment of certain purchase accounting liabilities	—	(129)	(129)	—	—	—
Non-recurring professional fees and other, net (1)	(735)	454	(281)	204	204	408
Litigation settlement accrual	—	6,350	6,350	—	—	—
Adjusted EBITDA	$35,365	$27,789	$63,154	$29,603	$24,972	$54,575

Cash paid for interest			(25,274)			(26,679)
Cash paid for capital expenditures			(32,649)			(24,486)
Cash paid for placement fees			—			(5,256)
Cash paid for income taxes, net of refunds			(763)			(56)
Free Cash Flow			$4,468			$(1,902)
(1) Included in the amount reported for the three months ended December 31, 2019, is approximately $0.7 million related to our Games segment from the net recovery of a VAT refund from the Mexican authorities after non-recurring professional fees associated with the recovery of these amounts.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW AND ADJUSTED EBITDA MARGIN
(In thousands)

	Year Ended December 31, 2019			Year Ended December 31, 2018
	Games	FinTech	Total	Games	FinTech	Total
Net income			$16,517			$12,356
Income tax benefit			(523)			(9,710)
Loss on extinguishment of debt			179			166
Interest expense, net of interest income			77,844			83,001
Operating income	$10,376	$83,641	$94,017	$3,071	$82,742	$85,813

Plus: depreciation and amortization	114,373	17,762	132,135	110,157	16,313	126,470
EBITDA	$124,749	$101,403	$226,152	$113,228	$99,055	$212,283

Non-cash stock compensation expense	3,306	6,551	9,857	2,317	4,934	7,251
Accretion of contract rights	8,710	—	8,710	8,421	—	8,421
Write-off of inventory, property and equipment and intangible assets	1,268	—	1,268	2,575	—	2,575
Adjustment of certain purchase accounting liabilities	—	(129)	(129)	—	(550)	(550)
Non-recurring professional fees and other, net (1)	(251)	1,244	993	204	204	408
Litigation settlement accrual	—	6,350	6,350	—	—	—
Adjusted EBITDA	$137,782	$115,419	$253,201	$126,745	$103,643	$230,388

Cash paid for interest			(77,351)			(81,609)
Cash paid for capital expenditures			(114,291)			(103,031)
Cash paid for placement fees			(17,102)			(20,556)
Cash paid for income taxes, net of refunds			(694)			(402)
Free Cash Flow			$43,763			$24,790
(1) Included in the amount reported for the year ended December 31, 2019, is approximately $0.7 million related to our Games segment from the net recovery of a VAT refund from the Mexican authorities after non-recurring professional fees associated with the recovery of these amounts.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CALCULATION OF TOTAL NET DEBT LEVERAGE RATIO
(In thousands, except for ratio)

	Trailing Twelve Months Ended
	December 31, 2019	December 31, 2018
Net income	$16,517	$12,356
Income tax benefit	(523)	(9,710)
Loss on extinguishment of debt	179	166
Interest expense, net of interest income	77,844	83,001
Operating income	$94,017	$85,813

Plus: depreciation and amortization	132,135	126,470
EBITDA	$226,152	$212,283

Non-cash stock compensation expense	9,857	7,251
Accretion of contract rights	8,710	8,421
Write-off of inventory, property and equipment and intangible assets	1,268	2,575
Adjustment of certain purchase accounting liabilities	(129)	(550)
Non-recurring professional fees and other, net (1)	993	408
Litigation settlement accrual	6,350	—
Adjusted EBITDA	$253,201	$230,388

Principal face value of debt outstanding (2)	$1,124,000	$1,182,700
Less: cash and cash equivalents (3)	50,000	50,000
Total Net Debt	$1,074,000	$1,132,700
Total Net Debt Leverage Ratio	4.2x	4.9x
(1) Included in the twelve-month period ended December 31, 2019, is the recovery of approximately $0.7 million of a VAT refund from the Mexican authorities related to our Games segment.
(2) Principal face value includes outstanding amounts on the senior secured term loan facility, the senior secured revolving credit facility and the senior unsecured notes. The balance at December 31, 2019, does not reflect the $84.5 million early redemption of senior unsecured notes paid on January 6, 2020.
(3) The Company nets the lesser of cash and cash equivalents or $50 million against debt outstanding, as provided in the Company's Credit Facility.

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED INCOME BEFORE INCOME TAX TO PROJECTED EBITDA
AND PROJECTED ADJUSTED EBITDA
FOR THE YEAR ENDING DECEMBER 31, 2020
(In thousands)

	2020 Adjusted EBITDA Guidance Range (1)
	Low	High
Projected income before income tax (2)	30,000	40,000
Projected loss on extinguishment of debt	11,000	11,000
Projected interest expense, net of interest income	66,000	64,000
Projected operating income	$107,000	$115,000

Plus: projected depreciation and amortization	147,000	146,000
Projected EBITDA	$254,000	$261,000

Projected non-cash stock compensation expense	10,000	12,000
Projected accretion of contract rights	8,000	9,000
Projected Adjusted EBITDA	$272,000	$282,000

Cash paid for interest	(61,000)	(61,000)
Cash paid for capital expenditures	(114,000)	(120,000)
Cash paid for placement fees	—	(1,000)
Cash paid for income taxes, net of refunds	(2,000)	—
Projected Free Cash Flow	$95,000	$100,000
(1) All figures presented are projected estimates for the year ending December 31, 2020.
(2) During 2020, the Company expects to record a significant reduction to its valuation allowance associated with the Company’s Net Operating Loss Carryforwards. The amount of the reduction in the valuation allowance is impracticable to estimate at this time and therefore the above reconciliation utilizes projected income before income tax.